Exhibit 10.64

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (the “Agreement”) is made as of November 16, 2007 by and between Public Media Works, Inc., a Delaware corporation (“PMW”), and Savvior Technology Solutions (“Savvior”), with reference to the following facts:

A. PMW and Savvior were parties to an agreement dated October 11, 2004 related to website hosting services (the “Services Agreement”).

B. The parties have terminated the Services Agreement and disputed the amounts due to Savvior from PMW for services performed under the Services Agreement; Savvior has filed suit against PMW for claims arising under the Services Agreement in United States District Court for the Western District of Pennsylvania, at Docket No. 2:06-CV-0401 (the “Lawsuit”); the parties entered into a Forbearance Agreement dated May 10, 2006 and subsequently agreed to settlement terms with respect to the Lawsuit; and the parties now wish to settle their disputes and all business between them, and fully release each other from any further claims that either party has or may have against the other.

NOW, THEREFORE, the parties to this Agreement do hereby agree as follows:

1. On or before December 1, 2007, PMW shall pay to Savvior the sum of Forty Thousand Two Hundred Fifty Dollars ($40,250) in the form of a cashier’s check made payable to “Savvior Technology Solutions” and sent to Savvior at the address provided by Savvior to PMW. The parties agree this amount represents the total remaining amount owed by PMW to Savvior under the terms of the Services Agreement and the Lawsuit. This Agreement shall not be effective unless and until such funds are paid by PMW on or before December 1, 2007.

2. Subject to delivery of the payment described in Paragraph 1, PMW forever releases and discharges Savvior and its shareholders, officers, directors, employees, agents, successors in interest, representatives, and assigns (collectively, the “Savvior Released Parties”) from and against any and all actions, causes of action, claims, demands, and obligations of whatever character, nature or kind, in law or in equity, past or present, known or unknown, suspected or unsuspected (hereinafter collectively and separately referred to as the “PMW Claims”) which PMW has or ever had, against the Savvior Released Parties that were or could have been asserted in the Lawsuit or as of the date of this Agreement, relating to, arising out of, or resulting from the business relationships between or among them, including, but not limited to, the Services Agreement or the Lawsuit, or any claims alleging a defect in the products or services supplied by Savvior. PMW warrants and represents to Savvior that it has not assigned or transferred any of the PMW Claims.

3. Subject to delivery of the payment described in Paragraph 1, Savvior forever releases and discharges PMW and its officers, directors, shareholders, employees, agents, representatives, successors in interest, and assigns (the “PMW Released Parties”), from and against any and all claims, actions, causes of action, and demands and obligations, of whatsoever character, nature, or kind, in law or in equity, past or present, known or unknown, suspected or unsuspected (hereinafter collectively and separately referred to as the “Savvior Claims”) which Savvior has or ever had, against the PMW Released Parties that were or could have been asserted in the Lawsuit or as of the date of this Agreement, relating to, arising out of, or resulting from the business relationships among them, including, but not limited to the Services Agreement or the Lawsuit. Savvior warrants and represents to PMW that it has not heretofore assigned or transferred any of the Savvior Claims.

4. It is the intention of the parties hereto that the releases described in Paragraphs 2 and 3 hereof shall be effective as a bar to all obligations, liabilities, costs, expenses, attorneys’ fees and damages of whatever character, nature or kind, known or unknown, suspected or unsuspected, hereinabove specified to be so barred. In furtherance of this intention, the parties hereto expressly waive any and all rights and benefits conferred upon them by the provisions of Section 1542 of the California Civil Code, which are as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” The parties hereto acknowledge that the foregoing waiver and provisions of Section 1542 of the California Civil Code are separately bargained for. The parties hereto expressly consent and agree that this release shall be given full force and effect in accordance with each and all of its provisions, including those terms and provisions relating to unknown and unsuspected claims, demands and causes of action, if any, to the same effect as to those terms and provisions relating to any other claims, demands and causes of action hereinabove specified. Each party acknowledges that such party may hereafter discover facts different from, or in addition to, those which such party now knows and believes to be true with respect to the releases herein made and agrees that every release herein made is now and will remain effective notwithstanding the existence or discovery of such additional facts.

5. This Agreement represents a compromise and settlement of disputed claims. The parties agree and acknowledge that this settlement is being entered into for the purpose of bringing this dispute to closure and avoiding further attorneys’ fees, courts costs, and related legal expenses involved in continuing with any action.

6. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, and assigns.

7. The parties agree to execute any and all documents necessary or reasonably convenient to carry out the terms of the Agreement. Further, Savvior agrees to assist PMW in the transition of the PMW website from the Savvior server to the server of the new host, including the transition of all files, passwords and related items, and to make itself available for such transition.

8. This Agreement constitutes a single integrated written contract expressing the entire agreement of the parties relative to the subject matter hereof. No covenants, agreements, representations or warranties of any kind whatsoever have been made by any party hereto, except as specifically set forth in this Agreement. All prior discussions and negotiations are merged and integrated and are superseded by this Agreement.

9. This Agreement may be executed in counterparts and may be delivered by facsimile transmission, and all counterparts so executed shall constitute one agreement, binding on all of the parties hereto.

10. Each party represents that he has had an opportunity to thoroughly discuss all aspects of this Agreement with the legal counsel of its choice and further represents that it fully understands all of its provisions and that it is voluntarily entering into this agreement with the full knowledge of its legal significance and with the intent to be legally bound by its terms. Each party to this Agreement has cooperated in the drafting and preparation of this Agreement. Therefore, no construction of any term or provision of this Agreement shall be construed against any party. Each party represents and warrants that the representative executing this Agreement on its behalf has the authority to bind such party to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

PUBLIC MEDIA WORKS, INC.

By	/s/ Corbin Bernsen
Corbin Bernsen, CEO

SAVVIOR TECHNOLOGY SOLUTIONS

By:	/s/ Keith Giuliani
Keith Giuliani, President

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